Exhibit 4.19

[Designation of Subordinated Notes]

GUARANTEE

from

PRINCIPAL FINANCIAL SERVICES, INC., as Guarantor

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

Dated as of [specify execution and delivery date]

GUARANTEE

This Guarantee (this “Guarantee”) is made and entered into as of [specify execution and delivery date] from PRINCIPAL FINANCIAL SERVICES, INC., a corporation duly organized and existing under the laws of the State of Iowa, as guarantor (herein called the “Guarantor,” which term includes any successor hereunder), to THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association incorporated and existing under the laws of the United States of America, as trustee (the “Trustee,” as further defined in the Indenture hereinafter referred to). Defined terms used herein without definition shall have the meanings given to them in the Subordinated Indenture, dated as of [specify execution and delivery date] (the “Original Indenture”), among Principal Financial Group, Inc., a Delaware corporation (the “Company,” as further defined in the Indenture hereinafter referred to), the Guarantor and the Trustee, as supplemented by the [specify applicable Supplemental Indenture], dated as of [specify execution and delivery date], among the Company, the Guarantor and the Trustee with respect to the Subordinated Notes as defined below (together with the Original Indenture, the “Indenture”).

RECITALS

The Guarantor is a wholly-owned subsidiary of the Company and has duly authorized the execution and delivery of this Guarantee to provide for the guarantee by the Guarantor for the benefit of the Holders of the [description of securities] (the “Subordinated Notes”) issued pursuant to the Indenture.

For and in consideration of the premises and the purchase of the Subordinated Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Subordinated Notes, as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

SECTION 1.1.              Guarantor Representations and Warranties.

The Guarantor does hereby represent and warrant that it is a corporation duly incorporated and in good standing under the laws of the State of Iowa, has the power to enter into and perform this Guarantee and to own its corporate property and assets, has duly authorized the execution and delivery of this Guarantee by proper corporate action and neither this Guarantee, the authorization, execution, delivery and performance hereof, the performance of the agreements herein contained nor the consummation of the transactions herein contemplated will violate in any material respect any provision of law, any order of any court or agency of government or any agreement, indenture or other instrument to which the Guarantor is a party or by which it or its property is bound, or in any material respect be in conflict with or result in a breach of or constitute a default under any indenture, agreement or other instrument or any provision of its certificate of incorporation, bylaws or any requirement of law. This Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by general equitable principles.

ARTICLE II

GUARANTEE OF OBLIGATIONS

SECTION 2.1.              Obligations Guaranteed.

Subject to the provisions of this Article II, the Guarantor hereby fully, unconditionally and irrevocably guarantees (a) to each Holder of a Subordinated Note authenticated and delivered by the Trustee or Authenticating Agent, (i) the full and prompt payment of the principal of, and premium, if any, and interest on, and any Redemption Price with respect to, such Subordinated Note, when, where and as the same shall become due and payable, whether at the stated maturity thereof, by acceleration, call for redemption or otherwise in accordance with the terms of such Subordinated Note and the Indenture and (ii) the full and prompt payment of interest on the overdue principal and interest, if any, on such Subordinated Note, at the rate specified in such Subordinated Note and to the extent lawful and (b) to the Trustee the full and prompt payment upon written demand therefor of all amounts due to it in accordance with the terms of the Indenture (collectively the “Guaranteed Obligation”). If for any reason the Company shall fail punctually to pay any such Guaranteed Obligation, the Guarantor hereby agrees to cause any such Guaranteed Obligation to be made punctually when, where and as the same shall become due and payable, whether at the stated maturity thereof, by acceleration, call for redemption or otherwise.  All payments by the Guarantor hereunder shall be paid in lawful money of the United States of America.

SECTION 2.2.              Obligations Unconditional.

The obligations of the Guarantor under this Guarantee shall be absolute, unconditional and irrevocable and shall constitute a continuing guarantee of payment and not of collectability.  Such obligations shall remain in full force and effect until this Guarantee shall terminate in accordance with the provisions of Section 5.1 hereof, and, to the maximum extent permitted by applicable law, such obligations shall not be affected, modified, released or impaired by any state of facts or the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to, or the consent of, the Guarantor:

(a)           the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Company contained in the Subordinated Notes or the Indenture, or of the payment, performance or observance thereof;

(b)           the failure to give notice to the Guarantor of the occurrence of any default or an Event of Default under the terms and provisions of the Subordinated Notes or the Indenture;

(c)           the assignment or purported assignment of any of the obligations, covenants and agreements contained in this Guarantee;

(d)           the extension of the time for payment of any principal of, premium, if any, or interest on, or any Redemption Price with respect to, the Subordinated Notes or of the time for performance of any obligations, covenants or agreements under or arising out of the Subordinated Notes or the Indenture or the extension or the renewal of any thereof;

(e)           the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in the Subordinated Notes or the Indenture;

(f)            the taking or the omission to take any of the actions referred to in this Guarantee or in the Indenture;

(g)           any failure, omission or delay on the part of, or the inability of, the Trustee or the Holders of the Subordinated Notes to enforce, assert or exercise any right, power or remedy conferred on the Trustee, such Holders or any other person in this Guarantee or in the Indenture for any reason;

(h)           the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting the Company or any or all of its assets, or any allegation or contest of the validity of the Subordinated Notes or the Indenture or the disaffirmance of the Subordinated Notes or the Indenture in any such proceeding; it being specifically understood, consented and agreed to that this Guarantee shall remain and continue in full force and effect and shall be enforceable against the Guarantor to the same extent and with the same force and effect as if such proceedings had not been instituted, and it is the intent and purpose of this Guarantee that the Guarantor shall and does hereby waive, to the maximum extent permitted by applicable law, all rights and benefits which might accrue to the Guarantor by reason of any such proceedings;

(i)            any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee;

(j)            the default or failure of the Guarantor fully to perform any of its obligations set forth in this Guarantee;

(k)           the release, substitution or replacement of any security pledged for the benefit of the Holders of the Subordinated Notes under the Indenture;

(l)            the disposition by the Company of any or all of its interest in any capital stock of the Guarantor, or any change, restructuring or termination of the corporate structure, ownership, corporate existence or any rights or franchises of the Guarantor;

(m)          any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or a guarantor; or

(n)           any other occurrence whatsoever, whether similar or dissimilar to the foregoing.

SECTION 2.3.              No Waiver or Set-Off.

The Guarantor agrees that, to the maximum extent permitted by law, (a) no act of commission or omission of any kind or at any time on the part of the Trustee or any Holder of the Subordinated Notes, or their successors and assigns, in respect of any matter whatsoever shall in any way impair the rights of the Trustee or such Holders to enforce any right, power or benefit under this Guarantee, and (b) no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature (other than performance), which the Guarantor or the Company has or may have against the Trustee or such Holders or any assignee or successor thereof shall be available hereunder to the Guarantor.

SECTION 2.4.              Waiver of Notice; Expenses.

The Guarantor hereby expressly waives notice from the Trustee or the Holders of the Subordinated Notes of their acceptance and reliance on this Guarantee.  The Guarantor further waives, to the maximum extent permitted by law, any right that it may have (a) to require the Trustee or the Holders of the Subordinated Notes to take action or otherwise proceed against the Company, (b) to require the Trustee or the Holders of the Subordinated Notes to proceed against or exhaust any security pledged for the benefit of the Holders of the Subordinated Notes under the Indenture or (c) to require the Trustee or the Holders of the Subordinated Notes otherwise to enforce, assert or exercise any other right, power or remedy that may be available to the Trustee or such Holders. The Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys’ fees and expenses, that may be incurred by the Trustee in enforcing or attempting to enforce this Guarantee or protecting the rights of the Trustee or the Holders of the Subordinated Notes following any default on the part of the Guarantor hereunder, whether the same shall be enforced by suit or otherwise.

SECTION 2.5.              Subrogation of Guarantor; Subordination.

Notwithstanding any payment or payments made by the Guarantor, the Guarantor agrees that it will not enforce, by reason of subrogation, contribution, indemnity or otherwise, any rights the Trustee or the Holders of the Subordinated Notes may have against the Company until all of the Guaranteed Obligations shall have been finally, indefeasibly and unconditionally paid in full.  Any claim of the Guarantor against the Company arising from payments made by the Guarantor by reason of this Guarantee shall be in all respects subordinated to the final, indefeasible, unconditional, full and complete payment or discharge of all of the Guaranteed Obligations guaranteed hereby.

SECTION 2.6.              Reinstatement.

This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment, or any part thereof, made by or on behalf of the Company or the Guarantor in respect of any of the Subordinated Notes is rescinded or must otherwise be restored or returned by the Trustee or any Holder of such Subordinated Notes for any reason whatsoever, whether upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for the Company or any substantial part of its properties, or otherwise, all as though such payment had not been made.

SECTION 2.7.              Rights of Holders.

The Guarantor expressly acknowledges that the Trustee has the right to enforce this Guarantee on behalf of the Holders of the Subordinated Notes in accordance with and subject to the provisions of the Indenture.

SECTION 2.8.              Subordination of Guarantee.

This Guarantee shall be subordinate in right of payment to all Senior Indebtedness of the Guarantor to the extent and in the manner provided in Article Thirteen of the Original Indenture.

ARTICLE III

COVENANTS OF THE GUARANTOR

SECTION 3.1.              Consolidation, Merger Conveyance, Transfer or Lease.

(a)           Subject to Section 3.1(c), the Guarantor shall not consolidate with or merge with or into any other Person or convey, transfer or lease its assets substantially as an entirety to any Person, and the Guarantor shall not permit any Person to consolidate with or merge with or into the Guarantor, unless:

(1)           the Guarantor or the Company is the surviving corporation in any merger or consolidation; or

(2)           if the Guarantor conveys, transfers or leases its assets substantially as an entirety to any Person, the Person to which such conveyance, transfer or lease is made is a corporation, partnership, trust or limited liability company organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by a supplemental agreement hereto, executed and delivered to the Trustee, all of the obligations of the Guarantor under the Indenture and this Guarantee; and

(3)           immediately after giving effect to the consolidation, merger, conveyance, transfer or lease, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

(4)           the Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental agreement is required in connection with such transaction, such supplemental agreement comply with this Section 3.1 and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)           Subject to Section 3.1(c), any indebtedness which becomes an obligation of the Guarantor or any of its Subsidiaries as a result of any such transaction shall be treated as having been incurred by the Guarantor or such Subsidiary at the time of such transaction.

(c)           The provisions of Section 3.1(a) and (b) shall not be applicable to:

(1)           the direct or indirect conveyance, transfer or lease of all or any portion of the stock, assets or liabilities of any of the Guarantor’s wholly owned Subsidiaries to the Guarantor or to the Company or to other wholly owned Subsidiaries of the Guarantor; or

(2)           any recapitalization transaction, highly leveraged transaction or change of control of the Guarantor, unless such transaction or change of control is structured to include a merger or consolidation by the Guarantor or the conveyance, transfer or lease of the Guarantor’s assets substantially as an entirety.

(d)           Upon any consolidation of the Guarantor with, or merger of the Guarantor into, the Company, this Guarantee shall terminate on the effective date of such consolidation or merger.  Upon any conveyance, transfer or lease of the assets of the Guarantor substantially as an entirety in accordance with this Section 3.1, the successor Person to which such conveyance, transfer or lease is made shall succeed to, and may exercise every right and power of, the Guarantor under this Guarantee with the same effect as if such successor Person had been named as the Guarantor herein; provided that the Guarantor shall not be relieved of its obligations and covenants under this Guarantee.

In case of any such conveyance, transfer or lease, such changes in phraseology and form may be made in this Guarantee thereafter to be issued as may be appropriate.

SECTION 3.2.              Reports by the Guarantor.

During the term hereof, the Guarantor covenants:

(a)           to file with the Trustee, within 30 days after the Guarantor is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Guarantor may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if the Guarantor is not required to file information, documents or reports pursuant to either of such sections, then to file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.  All reports, information and documents described in this Section 3.2(a) and filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor system shall be deemed to be filed with the Trustee;

(b)           to file with the Trustee and the Commission, in accordance with the rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act, such additional information, documents and reports with respect to compliance by the Guarantor with the conditions and covenants provided for in this Guarantee and the Indenture, as may be required from time to time by such rules and regulations;

(c)           to transmit to all Holders of the Subordinated Notes within 30 days  after the filing thereof with the Trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by the Guarantor pursuant to subsections (a) and (b) of this Section 3.2, as may be required by rules and regulations prescribed from time to time by the Commission pursuant to Section 314(a) of the Trust Indenture Act; and

(d)           to deliver to the Trustee, within 120 days after the end of each fiscal year of the Guarantor, a brief certificate from the principal executive officer, principal financial officer, or principal accounting officer as to his or her knowledge of the Guarantor’s compliance with all conditions and covenants under this Guarantee.  For purposes of this Section 3.2, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Guarantee.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

ARTICLE IV

NOTICES

SECTION 4.1.              Notices.

All notices, certificates or other communications to the Guarantor hereunder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Guarantor addressed to it at Principal Financial Services, Inc. 711 High Street, Des Moines, Iowa 50392, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Guarantor.

ARTICLE V

MISCELLANEOUS

SECTION 5.1.              Effective Date; Termination.

The obligations of the Guarantor hereunder shall arise absolutely and unconditionally upon the date of the initial delivery of and authentication of the Subordinated Notes.  Subject to Section 2.6, this Guarantee shall terminate on such date as the Indenture is discharged and satisfied.

SECTION 5.2.              Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide the Trustee with such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee that relate to the matters set forth in Section 314(c) of the Trust Indenture Act.  Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers’ Certificate.

SECTION 5.3.              Remedies Not Exclusive.

No remedy herein conferred upon or reserved to the Trustee or Holders of the Subordinated Notes is intended to be exclusive of any other available remedy or remedies, but, to the maximum extent permitted by law, each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guarantee or now or hereafter existing at law or in equity.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Trustee and Holders of the Subordinated Notes to exercise any remedy reserved to any of them in this Guarantee, to the maximum extent permitted by applicable law, it shall not be necessary to give any notice.  In the event any provision contained in this Guarantee should be breached, and thereafter duly waived, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.  To the maximum extent permitted by applicable law, no waiver, amendment, release or modification of this Guarantee shall be established by conduct, custom or course of dealing, but solely by an instrument in writing duly executed by the parties to this Guarantee and consistent with the terms of the Indenture.

SECTION 5.4.              Limitation of Guarantor’s Liability.

Any term or provision of this Guarantee notwithstanding, the Guarantee shall not exceed the maximum amount that can be guaranteed by the Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 5.5.              Entire Agreement; Counterparts.

This Guarantee constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may be executed simultaneously in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

SECTION 5.6.              Severability.

To the maximum extent permitted by applicable law, the invalidity or unenforceability of any one or more phrases, sentences, clauses or sections contained in this Guarantee shall not affect the validity or enforceability of the remaining portions of this Guarantee, or any part thereof.

SECTION 5.7.              Governing Law.

THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  This Guarantee is subject to the Trust Indenture Act and if any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required by the Trust Indenture Act to be a part of and govern this Guarantee, the latter provision shall control.  If any provision of this Guarantee modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Guarantee as so modified, or to be excluded, as the case may be, whether or not such provision of this Guarantee refers expressly to such provision of the Trust Indenture Act.

The Guarantor shall be an “obligor” with respect to the Subordinated Notes as such term is defined in and solely for the purposes of the Trust Indenture Act and shall comply with those provisions of the Indenture compliance with which is required by an “obligor” under the Trust Indenture Act.

SECTION 5.8.              Amendment; Modification.

This Guarantee may be amended or modified pursuant to the terms of the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

PRINCIPAL FINANCIAL SERVICES, INC.

By:
Name:
Title: